Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement on Form N-2 of Fidus Investment Corporation and Form N-5 of Fidus Mezzanine Capital, L.P. of our report dated February 23, 2011, relating to our audits of the consolidated financial statements for Fidus Mezzanine Capital, L.P. (the Fund), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 23, 2011, relating to the financial statement schedule appearing elsewhere in this Registration Statement. Our report dated February 23, 2011, relating to the consolidated financial statements of the Fund expresses an unqualified opinion and includes an emphasis paragraph relating to the Fund’s investments whose fair values have been estimated by management.
We also consent to the reference to our firm under the captions “Selected Financial and Other Data” and “Independent Registered Public Accounting Firm” in such Prospectus.
/s/ McGladrey & Pullen, LLP
Chicago, Illinois
March 1, 2011